UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported)  January 19, 2007


          AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP
      (Exact name of registrant as specified in its charter)


      State of Minnesota            24003          41-1848181
(State or other jurisdiction  (Commission File(    IRS Employer
      of incorporation)            Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                          (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

       On January 19, 2007, the Partnership purchased a 50% interest in a Tractor Supply Company store in Grand Forks, North Dakota for $1,383,000 from CDK Associates LLC, an unrelated third party. The property is leased to Tractor Supply Company under a Lease Agreement with a remaining primary term of 13.9 years. The Lease may be renewed by the tenant for up to three consecutive terms of five years each. The Lease requires an initial annual rent of $102,351 for the 50% interest, which will increase every five years by 6.2%. The Lease is a triple net lease under which the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The remaining interest in the property was purchased by AEI Income & Growth Fund 24 LLC, an affiliate of the Partnership.

       The Partnership purchased the property with cash received from the sale of property. The store was constructed in 2005 and is a 22,048 square foot building situated on approximately 3.6 acres. The freestanding retail store is located at 4460 32nd Avenue South, Grand Forks, North Dakota.

        Tractor Supply Company (TSC), based in Nashville, Tennessee, is the leading retail farm and ranch store brand in the United States. At December 30, 2006, TSC operated 676 stores in 37 states and one Canadian province. TSC stores are located in rural communities and in the outlying areas of large cities in states where agriculture is a significant factor in the local economy. TSC supplies daily farm and ranch maintenance supplies to a targeted customer base. For the fiscal year ended December 31, 2005, TSC reported a net worth of approximately $477.7 million, net sales of approximately $2.1 billion and net income of approximately $85.7 million. TSC is traded on the NASDAQ National Market under the symbol TSCO.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the Partnership as of December 31, 2005, no financial statements are required.

     (b) Pro forma financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Partnership had acquired the property on January 1, 2005, the Partnership's Investments in Real Estate would have increased by $1,383,000 and its Current Assets (cash) would have decreased by $1,383,000.

          For the year ended December 31, 2005, Income from Continuing Operations would have increased $56,431, representing an increase in rental income of $102,351 and an increase in depreciation expense of $45,920. For the nine months ended September 30, 2006, Income from Continuing Operations would have increased $42,324, representing an increase in rental income of $76,764 and an increase in depreciation expense of $34,440.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $710,376 to $766,807 and from $158,426 to $200,750, which would have resulted in Net Income of $46.09 and $10.30 per Limited Partnership Unit outstanding for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

     (c)  Shell company transactions - Not Applicable.

     (d)  Exhibits.

          Exhibit 10.1 - Assignment and Assumption of Purchase and Sale Agreement dated January 12, 2007 between the Partnership, AEI Income & Growth Fund 24 LLC and AEI Fund Management, Inc. relating to the Property at 4460 32nd Avenue South, Grand Forks, North Dakota.

          Exhibit 10.2 - Assignment and Assumption of Lease dated January 19, 2007 between the Partnership, AEI Income & Growth Fund 24 LLC and AEI Fund Management, Inc. relating to the Property at 4460 32nd Avenue South, Grand Forks, North Dakota.



                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND XXII
                              LIMITED PARTNERSHIP

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing General Partner

Date:  January 24, 2007         /s/ Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer